UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

RING ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ring Energy, Inc.

1725 Hughes Landing Blvd., Suite 900

The Woodlands, Texas 77380

Phone: 281-397-3699

The information contained herein supplements the Proxy Statement (“Proxy Statement”) filed with the U.S. Securities and Exchange Commission on September 26, 2022 with respect to a Special Meeting of Stockholders of Ring Energy, Inc. (the “Company”) to be held on Thursday, October 27, 2022 at the Company’s offices at 1725 Hughes Landing Blvd., Suite 900, The Woodlands, Texas 77380.

Specifically, the New York Stock Exchange American has advised the Company that it has evaluated the Conversion Proposal and the Adjournment Proposal as both are described in the Proxy Statement as “non-routine” matters. Accordingly the Company hereby revises and supplements the disclosure on pages 3 and 4 of the Proxy Statement as follows:

Q:	How many shares must be present to conduct business at the Special Meeting?

A:          A quorum is necessary to hold a valid meeting of Company stockholders. For the proposals to be presented at the Special Meeting, the holders of at least one-third of shares of Common Stock outstanding on the Record Date, must be present at the Special Meeting, in person or by proxy. If you vote — including by Internet, telephone or proxy card — your shares voted will be counted towards the quorum for the Special Meeting. Abstentions are counted as present for the purpose of determining a quorum.

Q:	If my shares are held in “street name” by my broker, dealer, commercial bank, trust company, or other nominee, will such broker or other nominee vote my shares for me?

A:          You should instruct your broker or other nominee on how to vote your shares using the instructions provided by the broker or other nominee. Absent specific voting instructions, brokers or other nominees who hold shares of Common Stock in “street name” for customers are prevented by New York Stock Exchange (“NYSE”) rules, which also apply to our Common Stock as shares listed on the NYSE American, from exercising voting discretion in respect of non-routine or contested matters. The Company has been advised that the Conversion Proposal and the Adjournment Proposal have been both evaluated as “non-routine” matters. Shares not voted by a broker or other nominee because the broker or other nominee does not have instructions or cannot exercise discretionary voting power with respect to any proposals are referred to as “broker non-votes.” It is important that you instruct your broker or other nominee on how to vote your shares of Common Stock held in “street name” in accordance with the voting instructions provided by the broker or other nominee.

Accordingly, shares voted for the Adjournment Proposal by brokers or other nominees without instructions of the beneficial owner will not be counted for a quorum or any other purpose and any broker or other nominee that has already submitted a vote on the Adjournment Proposal without such instructions should withdraw the proxy in the manner it was originally voted.

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